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                                                              Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cray Research, Inc.:


   We consent to the incorporation by reference in the Registration Statement on Form S-8 (File numbers 33-11703, 33-16529, 33-18717, 33-26003, 33-34919,
33-38536, 33-40879, 33-44305, 33-44333, 33-48890, 33-59098, 33-65190,
033-50999, 033-51275, 33-58017, 33-60213, 33-60215) of Silicon Graphics, Inc.
of our report dated January 24, 1996, with respect to the consolidated balance sheets of Cray Research, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report is incorporated by reference in the Form 8-K of Silicon Graphics, Inc. dated April 2, 1996.


                                         KPMG PEAT MARWICK LLP


Minneapolis, Minnesota
April 2, 1996